Exhibit 10.1

PROMISSORY NOTE

$ 74,868,530.00	July 1, 2011
New York, NY

FOR VALUE RECEIVED, TUTOR PERINI CORPORATION, a Massachusetts corporation (together with its successors and permitted assigns, the “Borrower”) promises to pay to GREENSTAR IH REP LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Holder”), in its capacity as the Interest Holder Representative pursuant to the Interest Holder Representative Agreement, the principal amount of Seventy Four Million Eight Hundred Sixty Eight Thousand Five Hundred Thirty Dollars ($74,868,530.00), together with interest accruing on the principal amount hereunder from time to time pursuant to the terms of this note (this “Note”).  This Note is issued pursuant to that certain Agreement and Plan of Merger of even date herewith by and among the Holder, the Borrower, Galaxy Merger, Inc. and GreenStar Services Corporation (the “Merger Agreement”).  Certain capitalized terms used herein are defined in Article VI hereof, and other capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement.

ARTICLE I

TERMS

Section 1.1.       Interest.  This Note shall accrue interest from its date of issue on the unpaid principal amount hereof at a rate per annum equal to eight percent (8.00%) (the “Interest Rate”).  The Borrower shall pay to the Holder, in accordance with Section 1.6, all accrued interest on this Note on each Interest Payment Date.  All unpaid accrued interest shall compound monthly.  Notwithstanding the foregoing, upon the occurrence of an Event of Default, this Note shall bear interest at a rate per annum equal to thirteen percent (13.00%) (the “Default Rate”) on the unpaid principal amount thereof until the same shall be paid, such interest to be payable in cash on demand.  Interest on this Note shall be calculated on the basis of a year of 360 days, in each case for the actual number of days occurring in the period for which such interest is payable, including the first day but excluding the last day.

Section 1.2.       Maturity Date.  The Borrower shall pay to the Holder, in accordance with Section 1.6, the outstanding principal amount of this Note in full, together with all unpaid accrued interest thereon, on October 31, 2011.

Section 1.3.       Capital Raise.  Upon receipt by the Borrower or its Subsidiaries of any Net Cash Proceeds resulting from a public offering or other issuance and sale of Equity Interests of the Borrower or of any of its Subsidiaries or the incurrence of Indebtedness (other than Permitted Indebtedness) by the Borrower or by any of its Subsidiaries, the Borrower shall (a) deliver to the Holder an officer’s certificate setting forth the amount of such Net Cash Proceeds and containing a calculation in reasonable detail of such amount and a description of the transaction giving rise thereto, and (b) the Interest Rate payable under this Note, with respect to a principal amount equal to the amount of such Net Cash Proceeds, shall be increased to a rate per annum equal to thirteen percent (13.00%); provided, that if Borrower pays the amount of such Net Cash Proceeds to the Holder (which amount shall be allocated and applied as provided in Section 1.6), the Interest Rate payable under this Note shall not increase.

Section 1.4.       Optional Prepayment of this Note.  Upon notice given as provided in Section 1.5, the Borrower, at its option, may prepay at any time all or from time to time any part (in an aggregate amount of $5,000,000 or any greater amount which is an even multiple of $1,000,000, or any lesser amount that shall constitute the remaining principal balance of this Note) of the principal amount of this Note, together with accrued but unpaid interest on the principal amount being prepaid to the date of such prepayment.  Each such prepayment shall be allocated and applied as provided in Section 1.6.

Section 1.5.       Notice of Optional Prepayment of this Note.  The Borrower may prepay all or a portion of this Note pursuant to Section 1.4 by giving written notice thereof to the Holder not less than 5 Business Days prior to the date fixed for such prepayment.  Such notice shall specify (a) the date fixed for such prepayment, (b) the principal amount to be prepaid on such date, and (c) the amount of accrued interest to be paid on such date.  With notice of prepayment having been so given, the aggregate principal amount of this Note so to be prepaid as specified in such notice, together with interest accrued thereon to such date fixed for prepayment shall become due and payable on the specified prepayment date.

Section 1.6.       Manner, Time and Allocation of Payments.

(a)           All amounts payable under this Note shall be paid in Dollars, by wire transfer or other immediately available funds, without deduction, set-off or counterclaim, to the Holder pursuant to the wire instructions set forth on Exhibit A attached hereto or to such other bank account as shall be designated by the Holder from time to time by written notice to the Borrower delivered at least two (2) Business Days prior to the date due thereof, not later than 2:00 p.m. (New York City time) on such date.  Any amount received later than 2:00 p.m. (New York City time) on any day shall be deemed received on the next succeeding Business Day.

(b)           Payments made to the Holder hereunder shall be applied first to the payment of fees, costs, expenses and indemnities and other amounts due to Holder hereunder (other than principal and interest), second to the payment of accrued  but unpaid interest, and third to the payment of the outstanding principal amount of this Note.

Section 1.7.       Usury Limitations.  It is the intention of the Holder and the Borrower to conform strictly to applicable usury laws.  Accordingly, notwithstanding anything to the contrary contained in this Note, amounts constituting interest under applicable law and contracted for, chargeable or receivable under this Note shall under no circumstances, together with any other interest, late charges or other amounts which may be interpreted to be interest contracted for, chargeable or receivable hereunder, exceed the maximum amount of interest permitted by law, and in the event any amounts were to exceed the maximum amount of interest permitted by law, such excess amounts shall be deemed a mistake and shall either be reduced immediately and automatically to the maximum amount permitted by law or, if required to comply with applicable law, be canceled automatically and, if theretofore paid, at the option of the Holder, be refunded to the Borrower or credited on the principal amount of this Note.

ARTICLE II

COVENANTS

The Borrower covenants and agrees that until indefeasible payment in full, in cash, of all of its obligations under this Note, that it will not enter into any contract or commitment that includes a specific provision restricting the ability to pay the amounts due under this Note.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The representations and warranties made by the Borrower in the Merger Agreement are hereby incorporated by reference as if fully set forth herein.

ARTICLE IV

EVENTS OF DEFAULT; REMEDIES

Section 4.1.       Events of Default.  The occurrence of one or more of the following events shall constitute an “Event of Default” under this Note:

(a)           The Borrower shall fail to pay when due any interest under this Note and such failure continues for five (5) days after written notice thereof has been given to the Borrower by the Holder.

(b)           The Borrower shall fail to pay when due any principal on this Note, whether upon maturity, acceleration, optional redemption or otherwise.

(c)           The Borrower shall breach any representation or warranty set forth in this Note.

(d)           The Borrower shall fail to comply with any covenant or agreement set forth in this Note which failure continues for fifteen (15) days after written notice thereof has been given to the Borrower by the Holder.

(e)           The occurrence of an Event of Default (as such term is defined in the Indenture) under the Indenture.

Section 4.2.       Remedies.  Upon the occurrence of any Event of Default, the Holder of this Note may, by written notice to the Borrower, declare all or any portion of the unpaid principal amount owing under this Note to be due and payable, whereupon such unpaid principal amount (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) shall automatically become immediately due and payable, without any other notice of any kind and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the Borrower will immediately pay to the Holder of this Note all such amounts declared to be due and payable with respect to this Note; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Bankruptcy Code of the United States, the unpaid principal amount owing under this Note (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) shall automatically become immediately due and payable without further act of the Holder.

Section 4.3.       Suits for Enforcement.  If any Event of Default shall have occurred, then the Holder may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Note or the Merger Agreement or in aid of the exercise of any power granted in this Note or the Merger Agreement, and may proceed to enforce the payment of all sums due under this Note or under the Merger Agreement, and such further amounts as shall be sufficient to cover the costs and expenses of collection (including reasonable counsel fees and disbursements), or to enforce any other legal or equitable right of the Holder.  All amounts so collected or received hereunder (after deduction of the costs and expenses of collection) shall be applied in accordance with the terms of Section 1.6.

Section 4.4.       Remedies Cumulative.  No remedy conferred upon the Holder in this Note or in the Merger Agreement is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

Section 4.5.       Remedies Not Waived.  No course of dealing between the Borrower or the Holder, and no delay or failure in exercising any rights under this Note or under the Merger Agreement, shall operate as a waiver of any of the rights of the Holder hereunder.

ARTICLE V

GUARANTEE

Section 5.1.       Guarantee.  The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to that certain Subsidiary Guarantee of even date herewith executed by such Subsidiaries and delivered concurrently with the delivery of this Note to the Holder (the “Subsidiary Guarantee”).

Section 5.2.       Guarantors.  The Borrower shall cause each of its Subsidiaries that is as of the date of this Note a Guarantor under the Indenture to execute and deliver on the date hereof a counterpart to the Subsidiary Guarantee.  The Borrower shall cause, at such time as any of its Subsidiaries becomes a Guarantor under the Indenture after the date hereof, to become a party to the Subsidiary Guarantee by executing and delivering to the Holder a joinder to the Subsidiary Guarantee.

ARTICLE VI

DEFINITIONS

For purposes of this Note, the following terms shall have the meanings set forth below:

“Bankruptcy Code” has the meaning ascribed to such term in the Senior Credit Agreement (as in effect on the date hereof).

“Existing Senior Notes” means the 7-5/8% Senior Notes due 2018 of the Borrower.

“Guarantor” has the meaning ascribed to such term in the Indenture (as in effect on the date hereof).

“Indebtedness” has the meaning ascribed to such term in the Senior Credit Agreement (as in effect on the date hereof).

“Indenture” means that certain Indenture dated as of October 20, 2010, pursuant to which the Borrower issued the Existing Senior Notes.

“Interest Payment Date” means the last Business Day of July, August and September of calendar year 2011.

“Net Cash Proceeds” means, with respect to (a) an incurrence by the Borrower or any of its Subsidiaries of any Indebtedness or (b) the issuance and sale by the Borrower or any of its Subsidiaries of any of its respective Equity Interests, the aggregate amount of cash received by such Person in connection with such transaction, after deduction of (i) all reasonable and customary fees, costs and expenses directly incurred by such Person in connection therewith, including reasonable and customary underwriting discount, brokerage or selling commissions, if any, taxes paid or reasonably anticipated to be payable as a result of such transaction, and the reasonable fees and disbursements of counsel paid by such Person in connection therewith.

“Permitted Indebtedness” has the meaning ascribed to such term in the Senior Credit Agreement (as in effect on the date hereof).

“Senior Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 4, 2011, by and among the Borrower, certain of its Subsidiaries, Bank of America, N.A. (as Administrative Agent thereunder), and the other parties thereto.

“Senior Credit Documents” means the Senior Credit Agreement (as in effect on the date hereof) and all notes and agreements entered into and instruments executed in connection therewith.

ARTICLE VII

GENERAL

Section 7.1.       Descriptive Headings; Interpretation.  The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The use of the words “include”, “includes” and “including” shall be deemed to be followed by “without limitation”.

Section 7.2.       Notices.  Except as expressly set forth herein, all notices, requests, and other communications given or made pursuant to this Agreement must be in writing and will be deemed effectively delivered to and received by a party:  (a) upon personal delivery; (b) if sent by electronic mail to such party’s email address, on the day the sender receives electronic confirmation of such electronic mail having been opened; (c) if sent by fax with confirmation that the proper number of pages were transmitted without error to such party’s fax number, on the Business Day the fax was sent if delivered during normal business hours, or else on the next succeeding Business Day; (d) five (5) days after having been sent by certified United States postal mail with return receipt requested to such party’s address; or (e) on the day of delivery if delivered by nationally recognized overnight courier with confirmation of delivery to such party’s address.  Communications must be addressed as follows:

(i)	if to the Holder, to:

GreenStar IH Rep LLC
c/o Eos Management, L.P.
320 Park Avenue
New York, NY 10022
Attn:  Mark First
Facsimile:  (212) 832-5815

with a copy to (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, New York
Attn:  Bradley C. Vaiana
Facsimile:  (212) 294-4700;

(ii)	if to the Borrower, to:

Tutor Perini Corporation
15901 Olden Street
Sylmar, CA 91342
Attn:  Ronald N. Tutor, Chairman & CEO
Facsimile:  (818) 367-9574

with a copy to (which shall not constitute notice) to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C.  20005-5793
Attn:	George P. Stamas
Daniel J. Michaels
Facsimile:  (202) 879-5200

or to such other mailing addresses, email addresses or facsimile numbers as any of such Persons may most recently have designated in writing to the others by such notice.

Section 7.3.       Amendments and Waivers.  No provision of this Note may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed by the Borrower and the Holder.

Section 7.4.       No Right to Setoff.  In no event is the Borrower entitled or permitted to setoff any amounts owed by any Person to the Borrower against any amounts owed by the Borrower under this Note.

Section 7.5.       Governing Law.  This Note shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 7.6.       Dispute Resolution; Jurisdiction; Venue.  The Borrower  (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Note; (ii) shall not commence any suit, action or other proceeding arising out of or based upon this Note except in the state courts of New York or the United States District Court for the Southern District of New York; (iii) waives, and shall not assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court; and (iv) consents to personal jurisdiction for any equitable action sought in the United States District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

Section 7.7.       JURY TRIAL WAIVER.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR NOTE AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS NOTE OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 7.8.       Severability.  The provisions of this Note are severable and if any one clause or provision, or part thereof, is deemed to be invalid, illegal or unenforceable in such jurisdiction, then such invalidity, illegality or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Note in any other jurisdiction.

Section 7.9.       Interest Holder Representative.  The Holder is acting as the true and lawful agent and sole and exclusive representative for the Interest Holders, and is entitled to all of the rights set forth in the Interest Holder Representative Agreement in connection with the distribution of proceeds received under this Note and any actions taken by the Holder to enforce the Borrower’s obligations under this Note.

Section 7.10.     Assignment.  This Note shall be binding upon the Borrower and the Holder and their respective successors and permitted assigns and shall inure to the benefit of the Holder (on behalf of the Interest Holders and their successors and registered assigns). The Borrower may not assign or otherwise transfer any of its obligations under this Note without the prior written consent of the Holder.

Section 7.11.      Registered Form.  The Holder, as agent for the Borrower, shall maintain a register of the name and address of each Interest Holder and the principal amount of each Interest Holder’s beneficial interest in the Note (the “Register”).  An Interest Holder’s interest in the Note shall only be transferable upon a notation in the Register and entries in the Register shall, absent manifest error, be conclusive as to the beneficial owners of the Note.  The purpose of this provision is for the Note to be maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistently therewith.

[signature appears on following page]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its authorized officer as of the date first set forth above.

TUTOR PERINI CORPORATION,
a Massachusetts corporation

By:	/s/ Kenneth R. Burk
Name: Kenneth R. Burk
Title: Executive Vice President and CFO

[Signature Page to Promissory Note]